EXHIBIT 10.3.2

FOURTH AMENDMENT

TO THE

NEW HAVEN SAVINGS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(effective as of April 1, 1988)

Pursuant to Section 7.1 of The New Haven Savings Bank Supplemental Executive Retirement Plan (the “Plan”), the Plan is amended, effective as of December 31, 2003, as follows:

1.	PREAMBLE – The Preamble shall be amended by adding the following paragraph at the end thereof to read as follows:

In addition, pursuant to the provisions of resolutions adopted by the Board of Directors of the Bank on November     , 2003, the Plan shall be frozen, effective as of December 31, 2003 (the “Plan Freeze Date”). Effective as of the Plan Freeze Date, (a) no Employee not already a Participant shall be eligible to become a Participant in the Plan, (b) Earnings shall not include any compensation received by a Participant on or after the Plan Freeze Date, and (c) after the Plan Freeze Date, a Participant will continue to accrue age credit for purposes of determining the amount of the benefit payable under the Plan.

2.	SECTION I –Section 1.6 of the Plan shall be amended by adding the following new sentence to the end thereof to read as follows:

Earnings shall not include any compensation received by a Participant after the Plan Freeze Date.

3.	SECTION I – Section 1.8 of the Plan shall be amended by adding the following new sentences to the end thereof to read as follows:

No other employee of the Bank or an Affiliate not already a Participant shall be eligible to become a Participant in the Plan on or after the Plan Freeze Date. Notwithstanding the foregoing, a Participant that is designated by the Compensation Committee of the Board of Directors of the Bank to become a participant (the “New SERP Participant”) in The New Haven Savings Bank 2004 Supplemental Executive Retirement Plan, effective January 1, 2004 (the “New SERP”), shall have his or her Plan benefit determined under the New SERP and such Participant’s age and Service credits shall carryover to the New SERP. Therefore, the New SERP Participant shall not receive a benefit under the Plan, but will instead receive a benefit under the New SERP.

4.	SECTION I – Section 1.11 of the Plan shall be amended by adding the following new sentences at the end thereof to read as follows:

A Participant shall not accrue Service for any year or fraction thereof completed after the Plan Freeze Date. Notwithstanding the foregoing, a Participant that has not satisfied the Plan’s definition of Early Retirement Date (as defined in Section 2.1(b) hereof) as of the Plan Freeze Date (the “Non-Vested Participant”) shall continue to accrue Service after the Plan Freeze Date until the Non-Vested Participant has ten (10) years of Service. However, the Non-Vested Participant’s benefit under the Plan shall be determined based on the number of years of Service as of the Plan Freeze Date.

5.	SECTION III – Section III of the Plan shall be amended by adding the following new paragraph, as Section 3.4, at the end thereof to read as follows:

3.4. Notwithstanding the foregoing, after the Plan Freeze Date the benefit reductions provided in Sections 3.1 and 3.2 of the Plan regarding the Basic Plan Benefit and Other Retirement Income shall continue to be determined under the terms of the Basic Plan or other retirement plans, as applicable, and shall not be affected by the Plan Freeze Date.

6.	All other provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed this          day of November 2003.

THE NEW HAVEN SAVINGS BANK

By: